Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PAULSON CAPITAL (DELAWARE) CORP.

This corporation was organized by filing its original Certificate of Incorporation under the name of “Paulson Capital (Delaware) Corp.” with the Secretary of State of the State of Delaware on March 20, 2014. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of this Corporation is “VBI Vaccines Inc.”

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The number of directors of the Corporation shall be fixed by the bylaws of the Corporation.

FIFTH:

A.           Classes and Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred and Thirty Million (230,000,000). The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.     Two Hundred Million (200,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

2.     Thirty Million (30,000,000) shares of preferred stock, par value $0.0001 per share (the

“Preferred Stock”).

B.           Blank Check Powers. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series. To the maximum extent permitted by the Delaware General Corporation Law, any series or class of Preferred Stock may by vote of the holders of such series of class of Preferred Stock if set forth in the Certificate of Designation of Limitations, Rights and Preferences therefore, amend such series of class of Preferred Stock with or without the vote of any other series or class of stock of the Corporation (including Common Stock).

C.       Reverse Stock Split. Immediately upon the filing of this Amended and Restated Certificate of Amendment with the Secretary of State of the State of Delaware, every five shares of the Common Stock issued and outstanding immediately prior to such filing (the “Old Common Stock”) shall be combined, reclassified and changed into one share of the Common Stock (the “New Common Stock”). The combination and conversion of the outstanding shares of Old Common Stock shall be referred to as the “Reverse Stock Split.” The Reverse Stock Split shall occur automatically and without any further action on the part of the Corporation or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Stock Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Stock Split and those holders of Old Common Stock who hold less than five shares shall be eliminated as the result of the payment for fractional shares of Old Common Stock in lieu of receiving any fractional shares of New Common Stock pursuant to the Reverse Stock Split. All shares of Old Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Old Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the product obtained by multiplying (x) the average closing sales prices of the Old Common Stock as reported on The NASDAQ Stock Market LLC for five consecutive trading days preceding the effective date of the Reverse Stock Split by (y) the amount of such fractional share. The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the power to make, alter, or repeal the Bylaws, and to adopt any new Bylaw, shall be vested in the Board of Directors.

EIGHTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on this 25th day of July, 2014.

/s/ Trent D. Davis
Name: Trent D. Davis
Title: President

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